Exhibit 99.2
LIVE NATION, INC.
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
     On November 3, 2006, a wholly-owned subsidiary of Live Nation Worldwide, Inc. (“Worldwide”), an indirect subsidiary of Live Nation, Inc. (“Live Nation” or the “Company”), merged with and into HOB Entertainment, Inc. (“HOBE”) pursuant to an Agreement and Plan of Merger, dated June 30, 2006, by and among Worldwide, HOBE and certain stockholders of HOBE named therein (the “Merger Agreement”). As a result of the transaction (the “Merger”), HOBE became a wholly-owned subsidiary of Worldwide. The following unaudited pro forma combined financial statements give effect to this transaction.
     The aggregate merger consideration paid by Worldwide in connection with the Merger, subject to closing adjustments, was approximately $354 million (approximately $360 million including transaction and financing fees and expenses), of which $10 million in cash was placed in escrow, subject to the terms of an escrow agreement, as security relating to any potential indemnification claims of Worldwide. The purchase of HOBE was initially reported on a Current Report on Form 8-K dated and filed on November 9, 2006, and is being amended hereby to include the financial statements required by Item 9.01.
     The unaudited pro forma combined financial statements present the acquisition of HOBE under the purchase method of accounting. The unaudited pro forma combined financial statements reflect the preliminary purchase price allocation based on Live Nation’s estimate of the fair value of the assets acquired and liabilities assumed. The preliminary purchase price allocation is subject to finalization of the valuation of intangible assets, and other assets acquired and liabilities assumed. Once finalized, the allocation of the purchase price could change which may result in additional expense related to amortization.
     The unaudited pro forma combined balance sheet of Live Nation gives effect to the transaction as if it occurred on September 30, 2006. The unaudited pro forma combined statements of operations for the year ended December 31, 2005 and the nine months ended September 30, 2006 give effect to the transaction as if it had occurred on January 1, 2005. These pro forma statements include the unaudited consolidated balance sheet of HOBE as of October 1, 2006 and the unaudited consolidated statements of operations of HOBE for the twelve months ended January 1, 2006 and the nine months ended October 1, 2006. The date and periods of HOBE included in the pro forma combined financial statements are the most comparable to those of Live Nation and may differ from those reflected in HOBE’s historical financial statements. The preliminary pro forma acquisition adjustments are based on available information and certain assumptions made by Live Nation’s management and are subject to change as additional information becomes available. The unaudited pro forma combined financial information is not intended to represent what Live Nation’s financial position was or results of operations would have been if the acquisition had occurred on those dates or to project Live Nation’s financial position or results of operations for any future period. Since Live Nation and HOBE were not under common control or management for any period presented, the unaudited pro forma financial results may not be comparable to, or indicative of, future performance.
     The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Current Report on Form 8-K/A and results of the preliminary allocation of the purchase price based on estimates of the fair value of the assets acquired and liabilities assumed. The pro forma adjustments include a $5.3 million accrual of restructuring costs primarily related to severance which was recognized in accordance with Emerging Issues Task Force Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination (“EITF 95-3”) and the elimination of $9.6 million and $7.4 million of salary, bonus and benefit expense for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively, associated with the employees who will be terminated as part of the restructuring plan that was implemented by Live Nation’s management team subsequent to the Merger. The unaudited pro forma combined financial statements do not reflect any additional synergies such as rent, insurance and travel, that may be expected from the combination of the two entities. The unaudited pro forma combined financial statements do not include any adjustments to eliminate salary, bonus, benefit and other restructuring costs related to headcount reductions implemented by HOBE in February of 2006. The unaudited pro forma combined financial statements and the accompanying notes thereto should be read in conjunction with, and are qualified by, the historical financial statements and notes thereto of Live Nation and HOBE. Live Nation’s historical financial statements are included in its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the nine months ended September 30, 2006. The historical financial statements and related notes thereto for HOBE for the year ended July 2, 2006 and the three months ended October 1, 2006 and October 2, 2005 are attached as Exhibit 99.1 to this Current Report on Form 8-K/A. The historical financial information of HOBE for the year ended December 31, 2005 and the nine months ended September 30, 2006 included in the pro forma combined financial statements have been derived from the underlying accounting records of the businesses comprising HOBE.
     There can be no assurances that Live Nation will be successful in its efforts to integrate the operations of the two companies.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
SEPTEMBER 30, 2006
(in thousands)

	Historical		Pro Forma		Pro Forma
	Live Nation	HOBE	Adjustments		Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$496,586	$20,930	$(357,146	) (A)	$430,520
			270,150	(B)
Accounts receivable, less allowance	313,863	18,494	—		332,357
Prepaid expenses	207,858	8,056	—		215,914
Other current assets	46,090	2,411	—		48,501

Total Current Assets	1,064,397	49,891	(86,996)		1,027,292
PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements	897,751	112,134	(30,004	) (D)	979,881
Furniture and other equipment	177,591	21,086	(10,837	) (D)	187,840
Construction in progress	40,673	13,151	(5,720	) (A)	48,104

	1,116,015	146,371	(46,561)		1,215,825
Less accumulated depreciation	335,772	40,841	(40,841	) (D)	335,772

	780,243	105,530	(5,720)		880,053
INTANGIBLE ASSETS
Definite-lived intangibles — net	51,766	498	—		52,264

Goodwill	150,931	81,838	185,255	(A)(C)(E)	418,024
OTHER ASSETS
Notes receivable, less allowance	2,721	—	—		2,721
Investments in nonconsolidated affiliates	43,516	21,545	(2,995	) (C)	62,066
Other assets	35,193	8,916	1,901	(A) (B)	46,010

Total Assets	$2,128,767	$268,218	$91,445		$2,488,430

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$73,960	$15,026	$—		$88,986
Accrued expenses	585,436	27,804	5,261	(E)	618,501
Deferred revenue	273,978	25,915	—		299,893
Current portion of long-term debt	28,296	42	2,000	(B)	30,338

Total Current Liabilities	961,670	68,787	7,261		1,037,718

Long-term debt	337,733	40,168	231,000	(A)(B)	608,901
Other long-term liabilities	41,890	18,441	(8,787	) (A)	51,544
Minority interest liability	75,610	3,297	(504	) (C)	78,403
Preferred stock	40,000	47,085	(47,085	) (A)	40,000
SHAREHOLDERS’ EQUITY
Common stock	672	111	(111	) (A)	672
Additional paid-in capital	766,845	497,106	(497,106	) (A)	766,845
Retained deficit	(85,865)	(406,777)	406,777	(A)	(85,865)
Cost of shares held in treasury	(21,473)	—	—		(21,473)
Accumulated other comprehensive income	11,685	—	—		11,685

Total Shareholders’ Equity	671,864	90,440	(90,440)		671,864

Total Liabilities and Shareholders’ Equity	$2,128,767	$268,218	$91,445		$2,488,430

See Notes to Unaudited Pro Forma Combined Financial Statements

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2005

	Historical		Pro Forma		Pro Forma
	Live Nation	HOBE	Adjustments		Combined
	(in thousands except share and per share data)
Revenue	$2,936,845	$359,130	$—		$3,295,975
Operating expenses:
Direct operating expenses	2,310,925	323,390	(1,748	) (J)	2,632,567
Selling, general and administrative expenses	518,907	23,904	(7,855	) (J)	534,956
Depreciation and amortization	64,622	10,380	—		75,002
Loss (gain) on sale of operating assets	4,859	—	—		4,859
Corporate expenses	50,715	—	—		50,715

Operating income (loss)	(13,183)	1,456	9,603		(2,124)

Interest expense	6,059	5,267	16,551	(F) (H)	27,877
Interest expense with Clear Channel Communications	46,437	—	5,810	(I)	52,247
Interest income	(2,506)	(446)	—		(2,952)
Equity in loss (earnings) of nonconsolidated affiliates	276	(3,679)	11	(G)	(3,392)
Minority interest expense (income)	5,236	(273)	256	(G)	5,219
Other expense (income) — net	446	—	—		446

Income (loss) before income taxes	(69,131)	587	(13,025)		(81,569)
Income tax expense (benefit)	61,488	4,800	(1,366	) (K)	64,922

Net loss	$(130,619)	$(4,213)	$(11,659)		$(146,491)

Basic and diluted net loss per common share	$(1.96)				$(2.19)

Basic and diluted weighted average common shares outstanding	66,809,394				66,809,394

See Notes to Unaudited Pro Forma Combined Financial Statements

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

	Historical		Pro Forma		Pro Forma
	Live Nation	HOBE	Adjustments		Combined
	(in thousands except share and per share data)
Revenue	$2,639,586	$278,525	$—		$2,918,111
Operating expenses:
Direct operating expenses	2,102,531	249,673	(1,315	) (J)	2,350,889
Selling, general and administrative expenses	384,415	18,063	(6,966	) (J)(M)	395,512
Depreciation and amortization	93,887	7,375	—		101,262
Gain on sale of operating assets	(11,501)	—	—		(11,501)
Corporate expenses	22,942	—	—		22,942

Operating income	47,312	3,414	8,281		59,007

Interest expense	24,797	4,660	11,853	(F) (H)	41,310
Interest income	(8,968)	(536)	2,957	(L)	(6,547)
Gain on sale of fixed assets by nonconsolidated affiliate	—	(7,174)	—		(7,174)
Equity in earnings of nonconsolidated affiliates	(5,755)	(2,556)	(406	) (G)	(8,717)
Minority interest expense (income)	7,590	(252)	210	(G)	7,548
Other expense (income) — net	(2,453)	—	—		(2,453)

Income before income taxes	32,101	9,272	(6,333)		35,040
Income tax expense (benefit)	30,403	2,851	(276	) (K)	32,978

Net income (loss)	$1,698	$6,421	$(6,057)		$2,062

Net income (loss) per common share:
Basic	$.03				$.03

Diluted	$.03				$.03

Weighted average common shares outstanding:
Basic	64,642,808				64,642,808

Diluted	65,405,262				65,405,262

See Notes to Unaudited Pro Forma Combined Financial Statements

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
     The following unaudited pro forma adjustments relate to the Merger as if it had occurred as of September 30, 2006 for the unaudited pro forma combined balance sheet and as of January 1, 2005 for the unaudited pro forma combined statements of operations. The pro forma adjustments are based on preliminary estimates that may change as additional information is obtained.
(A)	The purchase price paid for HOBE was as follows:
(in thousands)
Cash consideration	$354,399
Transaction fees and expenses	2,747

Total purchase price	$357,146

The following represents the preliminary allocation of the purchase price to the acquired assets and assumed liabilities of HOBE and is based on September 30, 2006 balances for pro forma purposes only. These amounts differ from the preliminary allocation of purchase price based on the November 3, 2006 closing date balances.
(in thousands)
Cash and cash equivalents	$20,930
Accounts receivable	18,494
Inventories	2,411
Prepaid expenses	8,056
Property, plant and equipment	99,810
Investments in nonconsolidated affiliates	21,545
Definite-live intangibles	498
Other assets	7,967
Goodwill	259,341
Current liabilities assumed	(68,787)
Non-current liabilities assumed	(9,822)
Minority interest liabilities assumed	(3,297)

Total purchase price	$357,146

Adjustment reflects the payoff of HOBE’s long-term debt and redeemable preferred stock of $40.0 million and $47.1 million, respectively, in connection with the Merger, and the write off of the related net debt issuance costs of $0.9 million.

Adjustment reflects the elimination of $5.7 million of HOBE’s construction in progress balance for projects that Live Nation will not be pursuing subsequent to the Merger.

Adjustment reflects the elimination of HOBE’s deferred tax liability of $8.8 million.

Adjustment reflects the elimination of the historical stockholders’ equity of HOBE.

(B)	Adjustment reflects the $273 million of borrowings under Live Nation’s senior secured credit facility in order to finance a portion of the acquisition of HOBE.

Adjustment reflects $2.9 million of debt issuance costs related to the term loan that will be amortized to interest expense over the life of the loan.

(C)	Adjustment reflects the elimination of HOBE’s minority interest liability and Live Nation’s investment in nonconsolidated affiliate for a joint venture between the two companies. The difference between these two balances of $2.5 million was recorded to goodwill.

(D)	Adjustment reflects the netting of HOBE’s accumulated depreciation balances against the respective property, plant and equipment balances.

(E)	Adjustment reflects an accrual of restructuring costs primarily related to severance which Live Nation expects to pay over the next several months. This restructuring will result in the actual termination of approximately 79 employees. This liability was recognized in accordance with EITF 95-3.

(F)	Adjustments reflect interest expense on the term loan, revolving credit facility draw and amortization of debt issuance costs of $21.6 million and $16.1 million for the year ended December 31, 2005 and nine months ended September 30, 2006, respectively. Interest expense was estimated using the rate on November 3, 2006 applicable under Live Nation’s senior secured credit facility (2.75% above LIBOR for the term loan and 1.75% above LIBOR for borrowings under the revolving credit facility). Based on the borrowings in Note B, each 12.5 basis point increase or decrease in interest rates would increase or decrease interest expense by approximately $0.3 million for the year ended December 31, 2005 and the nine months ended September 30, 2006.

(G)	Adjustments reflect the elimination of HOBE’s minority interest expense and Live Nation’s long-term equity in earnings for a joint venture between the two companies.

(H)	Adjustments reflect the elimination of interest expense and debt issuance cost amortization of $5.1 million and $4.3 million for the year ended December 31, 2005 and nine months ended September 30, 2006, respectively, associated with HOBE’s long-term debt and redeemable preferred stock balances which were paid off in connection with the Merger.

(I)	Adjustment reflects interest expense with Clear Channel Communications for cash used in the Merger and not available to reduce the intercompany promissory note with Clear Channel Communications (“Clear Channel”). Prior to the Company’s separation from Clear Channel, the Company’s working capital requirements and capital for its general corporate purposes, including acquisitions and capital expenditures, were funded primarily through an intercompany promissory note with Clear Channel. The Company’s excess operating cash generated by its domestic operations was generally swept on a daily basis by Clear Channel, resulting in a reduction of the intercompany promissory note. Interest expense was estimated using a fixed per annum rate of 7%.

(J)	Adjustments reflect the elimination of salary, bonus and benefit expense associated with the employees who were terminated as part of the restructuring plan that was implemented by Live Nation’s management team subsequent to the Merger (see discussion in Note E above).

(K)	Adjustments reflect the effect of the Merger on the provision for income taxes based on Live Nation’s pro forma tax filing positions in the United States and Canada for the year ended December 31, 2005 and nine months ended September 30, 2006. Pro forma tax positions are such that current United States federal income tax expense is reduced to zero as a result of the elimination of alternative minimum tax; no incremental current tax expense is recognized from the net reductions in costs due to the application of net operating loss carry forwards in the United States and Canada. Deferred income tax expense is recorded ratably for the year ended December 31, 2005 and nine months ended September 30, 2006 based on the ratable amortization of the underlying temporary difference.

(L)	Adjustment reflects the reduction of interest income for cash used in the Merger and not available for investment during the period. Interest income was estimated using an assumed interest rate of 4.75%.

(M)	Adjustment reflects the elimination of $0.9 million of merger transaction costs incurred by HOBE.